UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2015

DTS8 COFFEE COMPANY, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-54493	80-0385523
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Building B, #439, Jinyuan Ba Lu
Jiangqiao Town, Jiading District

Shanghai, 201812, China
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  011-86-18101819011

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5 – Corporate Governance And Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Sean Tan resigned as director effective August 10, 2015. There has been no disagreement between the Company and Sean Tan on any matter relating to Company’s operations, policies or practices. Sean Tan was provided a copy of the disclosures made herein no later than the date of filing on this Form 8-K,  and has been provided with the opportunity to furnish the company with a letter addressed to the Company stating whether he agrees or disagrees with the statements made herein. The letter from Sean Tan is filed as an exhibit to this form 8-K.

The Company has terminated the management agreement dated March 31, 2011, with Sean Tan.

Effective August 10, 2015, the Company has appointed Douglas Thomas as a director, President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. The Company plans to appoint additional independent directors in the future.  Mr. Thomas will oversee the day-to-day management of the Company’s business affairs.

Mr. Thomas has worked for the past twenty five years as an independent marketing consultant and brings   extensive worldwide oilfield marketing and sales experience to the Company.  Mr. Thomas has worked on delivery of marketing initiatives of manufactured products and has introduced oilfield products to markets in North and South America, Russia, China and Australia.  From August, 2007 to February 2011, Mr. Thomas was a director, President and Chief Executive Officer of a reporting issuer Rival Technologies, Inc.

Mr. Thomas has not been involved in any legal proceedings during the past ten years that are material to an evaluation of his ability or integrity. There are no family relationships among directors, executive officers and Mr. Thomas.

Mr. Thomas provided marketing related services to the Company under a contract dated July 2014, until April 2015.  Mr. Thomas was issued 1,000,000 shares of common stock for payment of the consulting fees.

On August 10, 2015, Company entered into a management agreement with Douglas Thomas to serve as the President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Mr. Thomas will perform such duties customarily performed by the President, Chief Executive Officer, Chief Financial Officer and Secretary, and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company. These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Mr. Thomas has other business interests and responsibilities, but that he does not anticipate any significant time conflicts. Mr. Thomas will not accept any significant new engagements and will devote the time and attention necessary to fulfill these duties to the Company. Mr. Thomas’s engagement commences on the August 10, 2015, and shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party.  The Company shall make monthly management fee payment of six thousand dollars ($6,000) to Thomas, in arrears, on the 25th day of each month and four million (4 million) common shares of the Company as engagement bonus remuneration.

The summary of the Agreement entered into in connection with the engagement of Douglas Thomas as set forth in this report on Form 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this Form 8-K.

After the changes, effective August 10, 2015, the directors are Douglas Thomas and Alexander Liang.  Douglas Thomas will serve as the Chief Executive Officer, President and Chief Financial Officer. Alexander Liang will serve as the Chairman of the Company.

Section 8 – Other Events

Item 8.01

Other Events

DTS8 Coffee Company, Ltd announced in a press release that effective August 10, 2015, that it has appointed a new CEO.

A copy of the press release is attached as Exhibit 99.1, and incorporated by reference to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	-Press release, dated August 11, 2015, of DTS8 Coffee Company, Ltd -D. Thomas management agreement dated August 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2015

DTS8 Coffee Company, Ltd.

(Registrant)

/s/Alexander Liang

Alexander Liang

Chairman